Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release February 13, 2013	For additional information, please contact Ted Ashby, CEO, or Mark Towe, CFO (336) 783-3900

Surrey Bancorp Reports 2012 Earnings of $2,782,880

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, Pink Sheets: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the fourth quarter of 2012 and the full year.

For the quarter ended December 31, 2012, net income totaled $976,399 or $0.23 per fully diluted share, compared with $422,530 or $0.10 per fully diluted common share earned during the fourth quarter of 2011.

The increase in earnings results from a reduction in the provision for loan losses.

The provision for loan losses decreased from $676,527 in the fourth quarter of 2011 to a recapture of $309,080 for the same period in 2012. The decrease to the reserves in 2012 is primarily due to the improved credit quality of the loan portfolio and a reduction in loans outstanding, primarily in the fourth quarter of 2012. Overall loans outstanding decreased 1.48 percent from $179,344,963 at December 31, 2011 to $176,687,329 at December 31, 2012. Additionally, a higher concentration of government guaranteed loans, as a percentage of total loans, had an impact on the loan loss provision. Approximately $55,100,000 of the total loans outstanding at December 31, 2012, carry government guarantees which reduce the Bank’s credit exposure. The guaranteed portion of these loans amounts to approximately $43,118,000, or 24.4 percent of total loans outstanding. This compares to guarantees of $38,918,000, or 21.7 percent of loans outstanding at December 31, 2011.

Net interest income increased 2.7 percent from $2,261,242 in the fourth quarter of 2011 to $2,321,194 for the same period in 2012, as deposit costs continue to fall. Noninterest income decreased slightly to $798,359, compared to $803,301 reported for the quarter ended December 31, 2011.

Noninterest expenses increased 3.8 percent, from $1,725,065 in the fourth quarter of 2011, to $1,790,262 in the fourth quarter of 2012. This increase is attributable to higher payroll and professional fee costs.

For the year ended December 31, 2012, the Company reported net income of $2,782,880, or $0.67 per fully diluted common share. This represents a 23.8 percent increase in profitability from year-end 2011, when the Company reported earnings of $2,247,611, or $0.54 per fully diluted common share. The increase in net income was attributable to an increase in net interest income and to a reduction in the loan loss provision. Net interest income increased 5.3 percent from $8,819,997 in 2011 to $9,283,410 for the 2012 year-end as asset yields increased and the cost of deposits decreased. The provision for loan losses decreased from $743,717 in 2011 to $471,292 in 2012 due to a reduction in loans and increased loan guarantee enhancements. Noninterest income increased 1.6 percent to $2,613,627 compared to $2,571,479 reported for the year ended December 31, 2011, as subsidiary insurance commission revenue increased. Noninterest expenses decreased 1.6 percent, from $7,031,362 in 2011, to $6,921,581 in 2012 absent the litigation settlement paid in 2011.

Loan loss reserves were $3,403,098 or 1.93 percent of total loans as of December 31, 2012. Non-performing assets were 1.84 percent of total assets at December 31, 2012, compared to 2.20 percent on that date in 2011. At December 31, 2012, the allowance for loan loss reserves equals 77 percent of impaired and non-performing assets, net of government guarantees compared to 71% at the end of 2011.

Total assets were $229,912,432 as of December 31, 2012, an increase of 2.3 percent from $224,727,764 reported as of December 31, 2011. Total deposits were $187,823,037 at year-end 2012, an increase of 2.1 percent from the $183,938,376 reported at the end of year of 2011. Net loans decreased 1.07 percent to $173,577,565, compared to $175,446,206 as of December 31, 2011.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia. The Bank has opened a Loan Production Office at 1328 North Bridge Street in Elkin, North Carolina.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with LPL Financial, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	December 31, 2012	December 31, 2011
	(unaudited)
Total assets	$229,912	$224,728
Total loans	176,981	179,327
Investments	37,318	34,784
Deposits	187,823	183,938
Borrowed funds	7,750	8,100
Stockholders’ equity	32,237	30,227
Non-performing assets to total assets	1.84%	2.20%
Loans past due more than 90 days to total loans	0.39%	0.03%
Allowance for loan losses to total loans	1.93%	2.16%
Book value per common share	$8.01	$7.45

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
Interest income	$2,717	$2,744	$10,954	$10,936
Interest expense	396	483	1,671	2,116
Net interest income	2,321	2,261	9,283	8,820
Provision for loan losses	(309)	676	471	744
Net interest income after provision for loan losses	2,630	1,585	8,812	8,076
Noninterest income	798	803	2,614	2,571
Noninterest expense	1,790	1,725	6,922	7,031
Net income before taxes	1,638	663	4,504	3,616
Provision for income taxes	662	241	1,721	1,369
Net income	976	422	2,783	2,247
Preferred stock dividend declared	46	46	183	183
Net income available to common shareholders	$930	$376	$2,600	$2,064
Basic net income per share	$0.26	$0.11	$0.73	$0.58
Diluted net income per share	$0.23	$0.10	$0.67	$0.54
Return on average total assets 	1.69%	0.74%	1.23%	1.00%
Return on average total equity 	12.04%	5.54%	8.86%	7.53%
Yield on average interest earning assets	5.06%	5.02%	5.24%	5.11%
Cost of funds	0.81%	0.99%	0.87%	1.10%
Net yield on average interest earning assets	4.32%	4.13%	4.44%	4.12%
Overhead efficiency ratio	57.39%	56.29%	58.18%	61.72%
Net charge-offs/average loans	0.01%	0.78%	0.53%	1.97%

	Annualized for all periods presented.